EXECUTION VERSION

STOCKHOLDER SUPPORT AND IRREVOCABLE PROXY AGREEMENT

STOCKHOLDER SUPPORT AND IRREVOCABLE PROXY AGREEMENT, dated as of September 22, 2008 (this “Agreement”), between United Energy Group Limited, an exempted company with limited liability existing under the laws of Bermuda (“Purchaser”), and Lorrie T. Olivier (the “Stockholder”).  Defined terms used but not defined herein shall have the meanings ascribed to such terms in the Investment Agreement (as defined below).

WHEREAS, as of the date hereof, the Stockholder owns of record and beneficially and has good, valid and marketable title to, and has the sole power to vote and full right, power and authority to sell, transfer and deliver 12,482,981 shares of common stock, par value US$0.0006 per share (the “Common Stock”), of Transmeridian Exploration Incorporated, a Delaware corporation (the “Company”) (all such shares of the Common Stock and any shares of the Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Agreement, whether upon the conversion of convertible securities, or by means of purchase, dividends, distribution, exchange of shares, gift, bequest or as a successor in interest in any capacity or otherwise, being referred to herein as the “Shares”);

WHEREAS, on June 11, 2008, Purchaser and the Company entered into that certain Investment Agreement, as amended by a letter agreement dated July 22, 2008 (as amended, the “Original Investment Agreement”);

WHEREAS, concurrently herewith, Purchaser and the Company are entering into that certain Amended and Restated Investment Agreement, dated as of June 11, 2008 and amended and restated as of September 22, 2008, which amends and restates the Original Investment Agreement in its entirety (as it may be amended from time to time, the “Investment Agreement”); and

WHEREAS, as a condition and inducement to Purchaser’s entering into the Investment Agreement and incurring the obligations set forth therein, Purchaser has required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Grant of Irrevocable Proxy.  The Stockholder, by this Agreement, with respect to his Shares and solely in his capacity as a stockholder of the Company, hereby grants an irrevocable proxy and power of attorney to Purchaser with full power of substitution and resubstitution (and agrees to execute such additional documents or certificates evidencing such proxy as Purchaser or its designees may reasonably request) to cause the Shares to be represented at any meeting and any adjournment or postponement thereof for quorum purposes and to vote, at any meeting of the stockholders of the Company and any adjournment or postponement thereof, and take action by written or electronic consent, (a) in favor of the approval and adoption of (i) any amendments to the Company’s Amended and Restated Certificate of Incorporation, including any Certificate of Designations relating to any series of the Company’s preferred stock, required to consummate the transactions contemplated by the Investment Agreement; (ii) the issuance of the new convertible preferred stock of the Company required to consummate the transactions contemplated by the Investment Agreement; and (iii) any other matters required by applicable Law or otherwise to approve and adopt the Investment Agreement and approve the transactions contemplated thereby; (b) against any action, agreement or transaction (other than the transactions contemplated by the Investment Agreement) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Investment Agreement or that could result in any of the conditions to the Company’s obligations under the Investment Agreement not being fulfilled; and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Investment Agreement and considered and voted upon (or consented to) by the stockholders of the Company.   THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER.  The Stockholder hereby revokes each proxy and power of attorney he may have heretofore granted with respect to the Shares.  Notwithstanding any of the foregoing, this proxy shall be limited to matters reasonably required in order to consummate the transactions contemplated by the Investment Agreement; the Stockholder shall retain his voting rights with respect to all other matters (except to the extent set forth in the

Stock Purchase Agreement, dated as of June 11, 2008, between the Stockholder and Purchaser (the “SPA”)).

2.           Restrictions on Transfer.  The Stockholder agrees that he shall not transfer, sell, tender, assign, option, pledge, hypothecate, put, convert or redeem or otherwise directly, indirectly or by operation of Law or otherwise (including without limitation by merger or sale of equity in any direct or indirect holding company), dispose of or subject to any Encumbrance any of the Shares.

3.           Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Purchaser as follows:

(a)           The Stockholder has full capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Purchaser) constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether considered in a proceeding in equity or at law).  The failure of the spouse, if any, of the Stockholder to be a party or signatory to this Agreement shall not (i) prevent the Stockholder from performing his obligations and consummating the transactions contemplated hereunder or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of the Stockholder in accordance with its terms.

(b)           The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not (A) conflict with or violate any Law applicable to the Stockholder or by which any property or asset of the Stockholder is bound or affected, or (B) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, prevent or materially delay the performance by the Stockholder of any of his obligations pursuant to this Agreement.

(c)           The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of the Stockholder.

(d)           As of the date hereof, the Stockholder owns of record and beneficially 12,482,981 Shares.  Other than as set forth herein, there are no voting trusts, agreements, proxies or other agreements or understandings in effect with respect to the Shares.

(e)           None of the information relating to the Stockholder provided by or on behalf of the Stockholder for inclusion in any disclosure document, including any offer to purchase or proxy statement, to be prepared pursuant to applicable Law by Purchaser or the Company in connection with the Transactions (the “Disclosure Documents”) will, at the respective times the Disclosure Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)           No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

4.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Stockholder as follows:

(a)           This Agreement has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the Stockholder) constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether considered in a proceeding in equity or at law).

(b)           The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not (A) conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, or (B) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, prevent or materially delay the performance by Purchaser of any of its obligations pursuant to this Agreement.

(c)           The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of Purchaser.

(d)           Other than Citigroup Global Markets Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

5.           Additional Shares.  The Stockholder agrees, while this Agreement is in effect, to give prompt written notice to Purchaser of the number of any new Shares acquired (or for which voting rights are acquired) by the Stockholder after the date hereof.

6.           Termination.  This Agreement shall be terminated and the transactions contemplated hereby shall be abandoned at the earlier of (a) the Swap Closing and (b) the date the Investment Agreement is terminated pursuant to Article X thereof.

7.           Disclosure.  The Stockholder hereby authorizes and agrees to permit Purchaser to publish and disclose the Stockholder’s identity and ownership of Shares and the nature of his commitments, arrangements and understandings under this Agreement in any disclosure document required by Law, including the Securities Laws, in connection with the transactions contemplated by the Investment Agreement and this Agreement.

8.           Miscellaneous.

(a)           Expenses.  Except as otherwise provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Swap Closing shall have occurred.

(b)           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile upon written confirmation of delivery or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature page(s) of this Agreement.

(c)           Waiver.  The waiver by a party of compliance with any provision of this Agreement by another party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

(d)           Assignment.  Neither this Agreement, nor any right, obligation or interest hereunder may be assigned or otherwise transferred or disposed of, whether by operation of Law, security or otherwise, by the Stockholder or Purchaser without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate of Purchaser, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.  For the avoidance of doubt, Purchaser shall be entitled to conduct the transactions contemplated by this Agreement through a wholly owned subsidiary of Purchaser; provided, however, that Purchaser shall guarantee the obligations of such subsidiary in connection therewith.

(e)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

(f)           No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in The City of New York.  The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in The City of New York for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the actions and proceedings is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(i)           Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(i).

(j)           Entire Agreement.  This Agreement, the Investment Agreement and the SPA constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(k)           Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(l)           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNITED ENERGY GROUP LIMITED

/s/ Zhang Hongwei
Name:	Zhang Hongwei
Title:	Chairman and Executive Director
Address:

/s/ Lorrie T. Olivier
Name:	Lorrie T. Olivier
Address: